EXPEDITE

State of Utah
DEPARTMENT OF COMMERCE
Division of Corporations & Commercial Code
Articles of Amendment to Articles of Incorporation (Profit)

RECEIVED
FEB 16 2018
2:10 PM
Utah Div. of Corp. & Comm. Code

Entity Number: 948910-0142

AMENDMENT

Non-Refundable Processing Fee: $37.00

Pursuant to UCA §16-10a part 10, the individual named below causes this Amendment to the Articles of Incorporation to be delivered to the Utah Division of Corporations for filing, and states as follows:

1. The name of the corporation is: Arizona Gold and Onyx Mining Company

2. The date the following amendment(s) was adopted: February 1, 2018

3. If changing the corporation name, the new name of the corporation is:
Nunzia Pharmaceutical Corporation

4. The text of each amendment adopted (include attachment if additional space needed):
Article I is amended to read as follows: "The name of the corporation is Nunzia Pharmaceutical Corporation"
Article IV is amended to add the following: "The Class A shares of common stock are combined in a seven thousand to one reverse stock split such that every seven thousand shares shall be and become one share, provided that all fractional shares resulting thereby shall be rounded up to one share, effective upon approval by the Financial Industry Regulatory Authority."

Receipt # 7246962

5. If providing for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:

6. Indicate the manner in which the amendment(s) was adopted (mark only one):

( ) Adopted by Incorporators or Board of Directors – Shareholder action not required.

(●) Adopted by Shareholders – Number of votes cast for amendment was sufficient for approval.

7. Delayed effective date (if not to be effective upon filing) ____________ *(not to exceed 90 days)*

Under penalties of perjury, I declare that this Amendment of Articles of Incorporation has been examined by me and is, to the best of my knowledge and belief, true, correct and complete.

By: [signature]

Title: President

Date: February 15, 2018

Under GRAMA (63-2-201), all registration information maintained by the Division is classified as public record. For confidentiality purposes, you may use the business entity physical address rather than the residential or private address of any individual affiliated with the entity.

Mailing/Faxing Information: www.corporations.utah.gov/contactus.html Division's Website: www.corporations.utah.gov

01/14

State of Utah
Department of Commerce
Division of Corporations and Commercial Code
I hereby certified that the foregoing has been filed and approved on this 16th day of Feb 2018 In this office of this Division and hereby issued This Certificate thereof.

Examiner GB Date 2/26/18

Kathy Berg
Kathy Berg
Division Director